Exhibit 99.1

Fresh Harvest Products, Inc. Settles Lawsuit

Tuesday May 20, 9:00 am ET

NEW YORK, May 20 /PRNewswire-FirstCall/ -- Fresh Harvest Products, Inc. (OTC Bulletin Board: FRHV - News) and Illuminati Inc. have settled their lawsuit and all claims and counterclaims have been dismissed as of May 15, 2008.

Michael J. Friedman, Fresh Harvest's President and CEO said, "We are very pleased that we have been able to work closely with Illuminati Inc., and to the benefit of Fresh Harvest shareholders the lawsuit and counterclaims have been dismissed by both parties. We believe that this will allow our management to focus its efforts on growing the company into a national brand. We are excited to focus on our expansion and work with Illuminati, Inc. to increase Fresh Harvest's shareholder value."

Vincent Verdiramo, President of Illuminati, Inc. said, "We have been working with Fresh Harvest management and are happy to move forward and dismiss the lawsuit. We strongly believe in management and their ability to grow Fresh Harvest into a leading national brand."

About Fresh Harvest Products, Inc.

Fresh Harvest Products, Inc. sells, markets and distributes natural and organic food products and beverages.  Under the Wings of Nature™ brand name, Fresh Harvest offers a line of organic snack products, which primarily include health bars, coffee bars, tortilla chips and salsa.   In addition, Fresh Harvest provides a grocery product line which includes several varieties of whole bean and ground coffees, olive oil and beverages.   The Company sells its products to natural food distributors and stores, specialty supermarkets and mass market retailers.  Fresh Harvest Products, Inc. was founded in 2003 and is headquartered in New York City.  Additional information is available at www.freshharvestproducts.com.

Safe Harbor Statement

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Fresh Harvest Products, Inc., or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's periodic reports and other filings made with the U.S. Securities and Exchange Commission, including its Annual Report for the year ending October 31, 2006 filed on Form 10KSB. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or for any other reason.

Contact

Michael J. Friedman

President & Chief Executive Officer

Fresh Harvest Products, Inc.

Phone: 212-889-5904

Fax: 212-889-5731

michael@freshharvestproducts.com